

This Agreement is made this 18th day of February, 2011 by and between DNA Brands, Inc.("DNA") a Colorado Corporation located at 506 NW 77th Street, Boca Raton, FL 33477 and Walgreens, Florida Division.

WHEREAS, DNA wishes to make its product line available for sale (as described in Exhibit "A" attached) at Walgreen Pharmacy and Liquor store locations (as described in Exhibit "B" attached) and,

WHEREAS, WALGREENS agrees to the placement of DNA's product line as outlined in Exhibit "A" and Exhibit "B" attached.

TERM - This Agreement shall become effective on the date first written above and will run consecutively from April 4, 2011 through March 31, 2012.

PAYMENT - DNA agrees pay Walgreens a market fee of approximately $45,000.00 per the markets of Orlando, Tampa. An additional marketing fee of will be assessed to the Miami Market if a proposed Miami Dolphin/Walgreen program does not go into effect. Payments shall be divided over 3 equal installments for each market as follows:

Each Market		
May	13, 2011	$15,000
August	5, 2011	15.000
November	4, 2011	15,000

WALGREEN'S RESPONSIBILITIES - Walgreens will maintain:

- a minimum of three (3) facings of cold drinks on the same shelf as Red Bull
- one side panel in a prime position for meat snacks
- a home destination (location to be determined) for 4 packs of drink with a display when on ad.
- a minimum of 3 facings (skus) in the liquor stores on the mixer shelf, and
- at liquor stores a 48 ct Shred Stix caddie and placement of beef jerky from main store stock.
- Walgreens will provide a minimum of 95% of its total locations as it is understood that there may be stores unable to merchandise any product.
- Walgreens will use its best efforts to maintain the retail price schedule as provided.
- Walgreens to coordinate "Reader Board" messaging to coincided with (1) the introduction of DNA to Walgreens and (2) used during the promotion of 4 packs in the "Dutch Door" ads.

DNA RESPONSIBILITIES - DNA Brands will provide and/or maintain:

- A promotional schedule program that will allow for a minimum of Three (3) "Dutch Door" flyer ad promotions during the duration of the program. The first such program shall coincide with the introduction of DNA's 4 packs.
- "On Air" - "Available at Walgreens" tagging on radio and television campaigns, including the utilization of radio personality" Bubba the Love Sponge". Programming estimated to begin in May 2011.
- DNA will work with Walgreens Community Leaders to take advantage of local event opportunities.
- Walgreens logo at the over 200 events that DNA participates in during the term of this Agreement.
- Motocross Race Teams, Surf Teams, Skate Board Athletes and/or DNA's Promotional RV to be made available for scheduled appearances (schedule to be provided) at Walgreens store locations.
- DNA Brands and it's wholesalers will begin setting stores on March 14, 2011.

All Activity described above is subject to Walgreens approval prior to activation.

DNA will work with Walgreens throughout this agreement on additional marketing/promotional opportunities that come to both parties.

AGREED AND ACCEPTED:

For: Walgreens	For: DNA Brands, Inc.
By: [signature] Name	By: [signature] Name
Date: 2/23/2011	Date: 2/23/2011
Title: FL. Consumables Coordinator	Title: VP of Sales

[signature]

2/23/2010